As filed with the Securities and Exchange Commission on July 10, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rogers Communications Inc.	Rogers Communications Canada Inc.

(Exact name of Registrant as specified in its charter)

British Columbia	Ontario

(Province or other jurisdiction of incorporation or organization)

4841	4812

(Primary Standard Industrial Classification Code Number)

Not Applicable

(I.R.S. Employer Identification Number)

333 Bloor Street East, 10th Floor

Toronto, Ontario M4W 1G9

(416) 935-7777

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

28 Liberty Street

New York, New York 10005

(212) 894-8940

(Name, address, and telephone number of agent for service in the United States)

Copies to:

Joseph D. Zavaglia, Esq. Douglas Dolan, Esq.	David Wilson, Esq. Davies Ward Phillips & Vineberg LLP
Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019-7475	155 Wellington Street West
Toronto, Ontario M5V 3J7

Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this registration statement.

Province of Ontario, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☒	at some future date (check the appropriate box below):

	1.	☐	pursuant to Rule 467(b) on at (designate a time not sooner than 7 calendar days after filing).

	2.	☐

pursuant to Rule 467(b) on                at                (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on                .

	3.	☐

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☒	after the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☒

The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 (as amended, the “U.S. Securities Act”) or on such date as the Commission, acting pursuant to Section 8(a) of the U.S. Securities Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED

TO OFFEREES OR PURCHASERS

SHORT FORM BASE SHELF PROSPECTUS

New Issue	July 10, 2023

ROGERS COMMUNICATIONS INC.

US$8,000,000,000

Debt Securities

Preferred Shares

We may offer from time to time, during the 25-month period that this prospectus, including any amendments hereto, remains valid, debt securities or preferred shares (collectively, “securities”) in an aggregate amount not to exceed US$8,000,000,000 (or its equivalent in any other currency used to denominate the debt securities at the time of offering). The debt securities may consist of debentures, notes or other types of debt and may be issuable in one or more series. The basis for calculating the dollar value of debt securities distributed under this prospectus will be the aggregate principal amount of debt securities that we issue except in the case of any debt securities that are issued at an original issue discount, the dollar value of which will be calculated on the basis of the gross proceeds that we receive.

The securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions and other factors. We will provide the specific terms of any securities we offer in one or more prospectus supplements which will accompany this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest. This prospectus may not be used to offer securities unless accompanied by a prospectus supplement.

We may sell securities to or through underwriters or dealers purchasing as principals, and may also sell securities to one or more purchasers directly or through agents. The prospectus supplement relating to a particular issue of securities will identify each underwriter, dealer or agent engaged by us in connection with the offering and sale of that issue, and will set forth the terms of the offering of such issue, including, to the extent applicable, the proceeds to be received by us and any compensation payable to underwriters, dealers or agents. See “Plan of Distribution”.

This offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this prospectus in accordance with the disclosure requirements of its home country. Prospective investors should be aware that such requirements are different from those of the United States. The financial statements included or incorporated herein, if any, have been prepared in accordance with foreign generally accepted accounting principles, and may be subject to foreign auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in the home country of the Registrants. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.

The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that the Registrants are incorporated or organized under the laws of a foreign country, that some or all of their officers and directors may be residents of a foreign country, that some or all of the underwriters or experts named in the registration statement may be residents of a foreign country, and that all or a substantial portion of the assets of the Registrants and said persons may be located outside the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The securities offered hereby have not been qualified for sale under the securities laws of any province or territory of Canada. The securities offered hereby will not be offered or sold, directly or indirectly, in Canada or to any resident of Canada except, to the extent provided in the prospectus supplement relating to a particular issue of securities, pursuant to an exemption from the prospectus requirements under applicable Canadian securities laws.

Unless otherwise specified in the applicable prospectus supplement, each issue of securities will be a new issue of securities with no established trading market. There is currently no market through which the securities may be sold and purchasers may not be able to resell the securities purchased under this prospectus. This may affect the pricing of the securities in the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation.

The securities may be sold from time to time in one or more transactions at a fixed price or prices or at non-fixed prices. If offered on a non-fixed price basis, securities may be offered at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices to be negotiated with purchasers. The price at which the securities will be offered and sold may vary from purchaser to purchaser and during the distribution period.

Our head office is located at 333 Bloor Street East, 10th Floor, Toronto, Ontario, M4W 1G9 and our registered office is located at 550 Burrard Street, Suite 2900, Vancouver, British Columbia, V6C 0A3.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference in this prospectus or any applicable prospectus supplement and on other information included in the registration statement of which this prospectus forms a part. References to this “prospectus” include documents incorporated by reference herein. We have not authorized anyone to provide you with information that is different. We are not making an offer of these securities in any jurisdiction where the offer is not permitted by law.

Except as set forth under “Description of Debt Securities” and “Description of Preferred Shares as a Class”, or unless the context otherwise requires, in this prospectus (excluding the documents incorporated by reference herein) the terms “Company”, “we”, “us”, “our” and “Rogers” refer to Rogers Communications Inc. and its subsidiaries, the term “RCI” refers to Rogers Communications Inc. and not any of its subsidiaries, references to “Cdn$” and “$” are to Canadian dollars, and references to “U.S. dollars” or “US$” are to United States dollars.

All information permitted under applicable laws to be omitted from this prospectus will be contained in one or more prospectus supplements that will be delivered to purchasers together with this prospectus. Each prospectus supplement will be incorporated by reference in this prospectus for the purposes of securities legislation as of the date of the prospectus supplement and only for the purposes of the distribution of those securities to which the prospectus supplement pertains. We have filed an undertaking with the Ontario Securities Commission that we will not distribute, under this prospectus, specified derivatives or asset-backed securities that, at the time of distribution, are novel without pre-clearing with the Ontario Securities Commission the disclosure to be contained in the prospectus supplement pertaining to the distribution of such securities.

Our consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and are stated in Canadian dollars.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed by us with the Ontario Securities Commission under the Securities Act (Ontario) and filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”) by us under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), are specifically incorporated by reference in, and form an integral part of, this prospectus (except that any description of our credit ratings in any of the following documents shall not be incorporated by reference in this prospectus or any prospectus supplement):

1.	our annual information form for the year ended December 31, 2022, dated March 9, 2023 (the “Annual Information Form”);

2.

our audited consolidated financial statements as at and for the years ended December 31, 2022 and 2021 (the “Annual Financial Statements”), together with the report of the auditors thereon, and management’s discussion and analysis in respect of those statements (the “Annual MD&A”);

3.

our unaudited interim condensed consolidated financial statements as at March 31, 2023 and for the three months ended March 31, 2023 and 2022 (the “Interim Financial Statements”), and our management’s discussion and analysis in respect of those statements (the “Interim MD&A”);

4.	our management information circular, dated March 24, 2023, in connection with our annual meeting of shareholders held on April 26, 2023;

5.	our material change report filed on April 5, 2023 in respect of our completion of the Shaw Transaction (as defined under “Recent Developments – The Shaw Transaction”) on April 3, 2023; and

6.	our business acquisition report, dated June 7, 2023 with respect to the Shaw Transaction (the “Business Acquisition Report”).

Any documents of the types required to be incorporated by reference in a short form prospectus pursuant to Section 11.1 of National Instrument 44-101F1 — Short Form Prospectus (“NI 44-101F1”), including any documents of the types referred to above (excluding confidential material change reports), filed by us with the Ontario Securities Commission after the date of this prospectus and prior to 25 months from the date hereof, shall be deemed to be incorporated by reference in this prospectus (except that any description of our credit ratings in any such document or report shall not be deemed to be incorporated by reference in this prospectus or any prospectus supplement). In addition, any such documents which are filed with or furnished to the SEC by using our periodic reports on Form 6-K or annual report on Form 40-F (or any respective successor form) after the date of this prospectus shall be deemed to be incorporated by reference in this prospectus and the registration statement of which this prospectus forms a part if and to the extent expressly provided in such report.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this prospectus except as so modified or superseded.

Upon a new annual information form and the related annual audited comparative financial statements and accompanying management’s discussion and analysis being filed with and, where required, accepted by, the Ontario Securities Commission during the term of this prospectus, the previous annual information form, the previous annual audited comparative financial statements and accompanying management’s discussion and analysis and all interim financial statements and accompanying management’s discussion and analysis, material change reports, information circulars and business acquisition reports (to the extent the business acquisition report is incorporated by reference in such new annual information form or is not otherwise required to be incorporated by reference in a short form prospectus pursuant to Section 11.1 of NI 44-101F1) filed prior to the commencement of the then current fiscal year will be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of securities hereunder. Upon an interim financial statement and accompanying management’s discussion and analysis being filed by us with and, where required, accepted by, the Ontario Securities Commission during the term of this prospectus, all interim financial statements and accompanying management’s discussion and analysis filed prior to the new interim financial statement shall be deemed no longer to be incorporated in this prospectus for purposes of future offers and sales of securities hereunder.

A prospectus supplement containing the specific terms of an offering of the securities and, if applicable, updated disclosure of earnings coverage ratios will be delivered to purchasers of such securities together with this prospectus and will be deemed to be incorporated into this prospectus as of the date of such prospectus supplement but only for purposes of the offering of securities covered by that prospectus supplement.

Information has been incorporated by reference in this prospectus from documents filed with the Ontario Securities Commission. Copies of the documents incorporated herein by reference may be obtained on request without charge from our Secretary at 333 Bloor Street East, 10th Floor, Toronto, Ontario, M4W 1G9, Tel: 416-935-7777. Documents that we have filed with the Ontario Securities Commission may also be obtained over the Internet at the Canadian Securities Administrators’ website at www.sedar.com.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC under the U.S. Securities Act a registration statement on Form F-10 relating to the securities. This prospectus, which forms a part of the registration statement, does not contain all of the information contained in the registration statement, including the exhibits filed therewith, to which reference is made for further information.

In addition to our continuous disclosure obligations under the securities laws of the provinces of Canada, we are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file and furnish reports and other information with or to the SEC. Our recent SEC filings may be obtained over the Internet at the SEC’s website at www.sec.gov. Copies of reports and other information concerning us may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

FORWARD-LOOKING INFORMATION

This prospectus (including certain documents incorporated by reference herein) includes “forward-looking information”, within the meaning of applicable Canadian securities laws, and “forward-looking statements”, within the meaning of the United States Private Securities Litigation Reform Act of 1995 (collectively referred to herein as “forward-looking information” or “forward-looking statements”), and assumptions about, among other things, our business, operations, and financial performance and condition. This forward-looking information and these assumptions include, but are not limited to, statements about our objectives and strategies to achieve those objectives, and about our beliefs, plans, expectations, anticipations, estimates or intentions. This forward-looking information also includes, but is not limited to, conclusions, forecasts and projections relating to revenue, total service revenue, adjusted EBITDA, capital expenditures, cash income tax payments, free cash flow, dividend payments, the growth of new products and services, expected growth in subscribers and the services to which they subscribe, the cost of acquiring and retaining subscribers and deployment of new services, continued cost reductions and efficiency improvements, our debt leverage ratio, the benefits expected to result from the Shaw

Transaction (as defined under “Recent Developments — The Shaw Transaction”), including corporate, operational, scale, and other synergies and their anticipated timing, and all other statements that are not historical facts.

Statements containing forward-looking information typically include words like “could”, “expect”, “may”, “anticipate”, “assume”, “believe”, “intend”, “estimate”, “plan”, “project”, “guidance”, “outlook”, “target” and similar expressions, although not all statements containing forward-looking information include such words. Statements containing forward-looking information include conclusions, forecasts and projections that are based on our current objectives and strategies and on estimates, expectations, assumptions and other factors, that we believe to have been reasonable at the time they were applied but may prove to be incorrect, and the following factors, among others: general economic and industry conditions, currency exchange rates and interest rates, product pricing levels and competitive intensity, subscriber growth, pricing, usage and churn rates, changes in government regulation, technology and network deployment, availability of devices, timing of new product launches, content and equipment costs, the integration of acquisitions, and industry structure and stability. Except as otherwise indicated, forward-looking information in this prospectus (including the documents incorporated by reference herein) does not reflect the potential impact of any non-recurring or other special items or of any dispositions, monetizations, mergers, acquisitions, other business combinations, or other transactions that may be considered or announced or may occur after the date on which the statement containing forward-looking information is made.

We caution that all forward-looking information, including any statement regarding our current objectives, strategies and intentions and any factor, assumption, estimate or expectation underlying the forward-looking information, is inherently subject to change and uncertainty. Actual events and results can be substantially different from what is expressed or implied by forward-looking information as a result of risks, uncertainties, and other factors, many of which are beyond our control, including, but not limited to, the risks and uncertainties relating to or resulting from the following:

•	regulatory changes;

•	technological changes;

•	economic, geopolitical and other conditions affecting commercial activity;

•	unanticipated changes in content or equipment costs;

•	changing conditions in the entertainment, information, and communications industries;

•	sports-related work stoppages or cancellations and labor disputes;

•	the integration of acquisitions;

•	litigation and tax matters;

•	the level of competitive intensity;

•	the emergence of new opportunities;

•	external threats, such as epidemics, pandemics, and other public health crises, natural disasters, the effects of climate change, or cyberattacks, among others;

•	risks related to the Shaw Transaction, including the possibility:

•	we may not be able to achieve the anticipated cost synergies, operating efficiencies, and other benefits of the Shaw Transaction within the expected timeframes or at all;

•	the integration of the businesses and operations of Rogers and Shaw Communications Inc. may be more difficult, time-consuming, or costly than expected; and

•

that operating costs, customer loss, and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, or suppliers) may be greater than expected;

•	new interpretations and new accounting standards from accounting standards bodies; and

•	other risks outlined in “Risks and Uncertainties Affecting our Business” in our Annual MD&A and in “Updates to Risks and Uncertainties” in our Interim MD&A.

These risks, uncertainties and other factors can also affect our objectives, strategies, and intentions. Many of these risks, uncertainties and other factors are beyond our control or our current expectations or knowledge. Should one or more of these risks, uncertainties, or other factors materialize, our objectives, strategies, or intentions change, or any other factors or assumptions underlying the forward-looking information prove incorrect, our actual results and our plans could vary significantly from what we currently foresee. Accordingly, we warn investors to exercise caution when considering statements containing forward-looking information and caution them that it would be unreasonable to rely on such statements as creating legal rights regarding our future results or plans. We are under no obligation (and we expressly disclaim any such obligation) to update or alter any statements containing forward-looking information or the factors or assumptions underlying them, whether as a result of new information, future events, or otherwise, except as required by law. All of the forward-looking information in this prospectus is qualified by the cautionary statements herein. Before making any investment decision in respect of the securities and for a detailed discussion of the risks, uncertainties and environment associated with our business, its operations and its financial performance and condition, fully review the disclosure incorporated by reference in and included in this prospectus, including the risks referenced under “Risk Factors”.

ROGERS COMMUNICATIONS INC.

We are a leading diversified Canadian communications and media company. We are Canada’s largest provider of wireless communications services and one of Canada’s leading providers of high-speed Internet, cable television and phone services. Through Rogers Media, we are engaged in sports media and entertainment, television and radio broadcasting, specialty channels, multi-platform shopping and digital media.

RECENT DEVELOPMENTS

The Shaw Transaction

On April 3, 2023, we acquired all the issued and outstanding Class A Participating Shares and Class B Non-Voting Participating Shares (collectively, the “Shaw Shares”) of Shaw Communications Inc. (the “Shaw Transaction”). We paid, in the aggregate, approximately $20.483 billion for the Shaw Shares, of which $19.033 billion was paid in cash. The remaining $1.45 billion of consideration was paid through the issuance of 23.6 million RCI Class B Non-Voting common shares. We funded the cash consideration for the Shaw Transaction as follows: (1) approximately $13.033 billion from cash and restricted cash and cash equivalents on hand (which was funded primarily from the net proceeds from the sale of senior notes in the first quarter of 2022) and (2) approximately $6 billion borrowed on April 3, 2023 under our $6 billion non-revolving term loan facility.

Immediately prior to the closing of the Shaw Transaction, Shaw Communications Inc. (“Shaw”) completed the sale of all of the outstanding shares of Freedom Mobile Inc. (“Freedom”), a subsidiary of Shaw, to Videotron Ltd. (“Videotron”), a subsidiary of Quebecor Inc. (“Quebecor”) (the “Freedom Transaction”). The Freedom Transaction was effected pursuant to an agreement entered into on August 12, 2022 among RCI, Shaw, Shaw Telecom Inc., Quebecor and Videotron, which provided for the sale of all Freedom-branded wireless and Internet customers and all of Freedom’s infrastructure, spectrum licences, and retail locations. The purchase price payable by Quebecor to Shaw under this agreement was $2.85 billion on a cash-free, debt-free basis and as further adjusted pursuant to the terms of the divestiture agreement.

On April 3, 2023, following the completion of the Shaw Transaction, Shaw was amalgamated with RCI. As a result of this amalgamation, RCI became the issuer and assumed all of Shaw’s obligations under the indenture governing Shaw’s outstanding senior notes with a total principal amount of $4.55 billion as at April 3, 2023. In connection with the Shaw Transaction, RCCI provided a guarantee for Shaw’s payment obligations under those senior notes.

CONSOLIDATED CAPITALIZATION

There have been no material changes in our share and loan capital, on a consolidated basis, since March 31, 2023 to the date of this prospectus, except as described in this prospectus and the documents incorporated by reference in this prospectus (including subsequent documents incorporated by reference in this prospectus). See “Recent Developments – The Shaw Transaction”.

USE OF PROCEEDS

Any net proceeds that we expect to receive from the sale of securities will be set forth in a prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the net proceeds from a sale of securities will be used for any one or more of debt repayment, working capital, acquisitions or other general corporate purposes. We may, from time to time, incur additional debt other than through the issue of securities pursuant to this prospectus.

PLAN OF DISTRIBUTION

We may offer and sell the securities, separately or together, for cash or other consideration, to or through one or more underwriters or dealers purchasing as principals, and also may offer and sell securities to one or more purchasers directly or through agents. The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices or at non-fixed prices. If offered on a non-fixed price basis, the securities may be offered at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices to be negotiated with purchasers. The price at which securities will be offered and sold may vary from purchaser to purchaser and during the distribution period.

The prospectus supplement with respect to any securities being offered will set forth the terms of the offering of those securities, which may include:

•	the name or names of any underwriters, dealers or other placement agents,

•	the purchase price of, and form of consideration for, those securities and the proceeds to us from such sale,

•	any delayed delivery arrangements,

•	any underwriting discounts or commissions and other items constituting underwriters’ compensation,

•	any offering price (or the manner of determination thereof if offered on a non-fixed price basis),

•	any discounts, commissions or concessions allowed or reallowed or paid to dealers, and

•	any securities exchanges on which those securities may be listed.

Only the underwriters named in a prospectus supplement are deemed to be underwriters in connection with securities offered by that prospectus supplement.

If so indicated in the applicable prospectus supplement, we may authorize dealers or other persons acting as our agents to solicit offers by certain institutions to purchase the offered securities directly from us pursuant to contracts providing for payment and delivery on a future date. These contracts will be subject only to the conditions set forth in the applicable prospectus supplement which will also set forth the commission payable for solicitation of these contracts.

The securities offered hereby have not been qualified for sale under the securities laws of any province or territory of Canada. The securities offered hereby will not be offered or sold, directly or indirectly, in Canada or to any resident of Canada except, to the extent provided in the prospectus supplement relating to a particular issue of securities, pursuant to an exemption from the prospectus requirements under applicable Canadian securities laws.

Under agreements that may be entered into by us, underwriters, dealers and agents who participate in the distribution of securities may be entitled to indemnification by us against certain liabilities, including liabilities under the U.S. Securities Act, or to contributions with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The underwriters, dealers and agents with whom we enter into agreements may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

DESCRIPTION OF DEBT SECURITIES

We may offer unsecured general obligations or secured obligations, which may be senior (the “senior debt securities”) or subordinated (the “subordinated debt securities”). The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities”. Unless otherwise provided in a prospectus supplement, the senior debt securities will have the same rank as all our other unsubordinated debt. The subordinated debt securities may be senior or junior to, or rank pari passu with, our other subordinated obligations and will be entitled to payment only after payment on our unsubordinated indebtedness.

The following description sets forth certain general terms of the debt securities. The particular terms of a series of debt securities offered by any prospectus supplement and the extent, if any, to which such general terms may apply to those debt securities will be described in the applicable prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the applicable prospectus supplement and to the following description. Prospective investors should rely on information in the applicable prospectus supplement if it is different from the following information. In this description, the words “we”, “us”, “our”, “RCI” and “Rogers Communications Inc.” refer to Rogers Communications Inc. (or its successors, if any) and not any of its subsidiaries.

When we refer to the “indenture” in this prospectus in respect of a particular series of debt securities, we are referring to the indenture under which the debt securities are issued, as supplemented by the supplemental indenture applicable to such series. The indenture under which any debt securities will be issued will be described in the applicable prospectus supplement. When we issue a series of debt securities, the terms and provisions that are particular to those securities will be set forth in the relevant indenture. The debt securities will be issued under (i) the indenture, dated August 6, 2008, between Rogers Communications Inc. and The Bank of New York Mellon, as trustee, which has been filed as an exhibit to the registration statement of which this prospectus forms a part and on SEDAR or (ii) an indenture to be entered into between us and The Bank of New York Mellon, as trustee, the form of which has been filed as an exhibit to the registration statement of which this prospectus forms a part (each such indenture, a “base indenture” and collectively, the “base indentures”). Each base indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part.

The following summary is of certain provisions of the base indentures and certain general features of the debt securities. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the base indentures and the applicable provisions of the United States Trust Indenture Act of 1939, as amended.

General

The base indentures do not limit the amount of debt securities that may be issued. The debt securities may be issued in one or more series as may be authorized from time to time. The particular terms of any series of debt securities will be established at the time of issuance and will be described in the applicable prospectus supplement. These terms may include, but are not limited to, any of the following where applicable:

•	the title of that series,

•	the indenture under which such debt securities will be issued,

•	any limit on the amount that may be issued in respect of that series,

•	whether we will issue the series of debt securities in global form and, if so, who the depositary will be,

•	the maturity date of the debt securities,

•	whether the debt securities are to be issued at an original issue discount and/or whether the debt securities are to be interest bearing,

•

if the debt securities are to be interest bearing, the annual interest rate or interest basis upon which the annual interest rate may be determined, any credit spread or margin over such interest rate, which may be fixed or variable, or any other method for determining the interest rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates,

•	whether the debt securities will be secured or unsecured and, if secured, the terms of any security provided,

•	any guarantees, including the terms of any such guarantees,

•	the ranking of the series of debt securities relative to our other debt and the terms of the subordination of any series of subordinated debt securities,

•	the place where payments will be payable,

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period,

•	the date, if any, after which, the price at which, and the conditions under which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions,

•

the date, if any, on which, and the price at which, we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem or, at the holders’ option, to purchase, the series of debt securities,

•	whether any covenants or events of default in addition to, or that are different from, those provided in the base indenture will apply to the series of debt securities,

•	the price at which the debt securities will be issued or whether the debt securities will be issued on a non-fixed price basis,

•	the currency or currencies in which the debt securities are being sold and in which the principal of, and interest, premium or other amounts, if any, on, such debt securities will be payable,

•	the denominations in which we will issue the series of debt securities,

•	any defaults and events of default applicable to the series of debt securities,

•	any covenants applicable to the series of debt securities, and

•	any other specific material terms, preferences, rights or limitations of, or restrictions on, the series of debt securities.

If the debt securities will be issued under a different indenture than the base indentures, the applicable prospectus supplement will describe all of the above, to the extent applicable, will identify the trustee for that indenture and will describe the covenants, events of default and other material terms applicable to those debt securities to the extent that they differ from, or are additional to, those provided in the base indentures.

Unless otherwise provided in the applicable prospectus supplement, any guarantee in respect of debt securities would fully and unconditionally guarantee the payment of the principal of, and interest and premium, if any, on, such debt securities when such amounts become due and payable, whether at maturity thereof or by acceleration, notice of redemption or otherwise. In addition, if there is more than one guarantor for any debt securities, the guarantees would be joint and several as between the guarantors. We expect any guarantee provided in respect of senior debt securities would constitute an unsubordinated and unsecured obligation of the applicable guarantor. Other debt securities that we may issue also may be guaranteed and the terms of such guarantees (including any subordination) would be described in the applicable prospectus supplement and set forth in the applicable supplemental indenture. If any debt securities are to be guaranteed, we expect that Rogers Communications Canada Inc., one of RCI’s wholly-owned subsidiaries, would be the guarantor.

One or more series of debt securities may be sold at a discount below or premium above their stated principal amount and may bear no interest or interest at a rate that at the time of issuance is below or above market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices, securities, instruments, loans or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices, securities, instruments, loans or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, and the currencies, commodities, equity indices, securities, instruments, loans or other factors to which the amount payable on such date is linked, will be set forth in the applicable prospectus supplement.

The term debt securities includes debt securities denominated in Canadian dollars, U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

Form and Denomination

We expect most debt securities to be issued in fully registered form without coupons and in denominations of Cdn$1,000 or US$1,000 and any integral multiple thereof.

Convertible Debt Securities

The applicable prospectus supplement will describe, if applicable, the terms on which the debt securities will be convertible into or exchanged or exercised for other securities, including equity securities of RCI. The applicable prospectus supplement will describe how the number of securities to be received upon such conversion, exchange or exercise would be calculated and the anti-dilution protections, if any.

Mergers, Amalgamations and Sales of Assets by RCI

RCI may not amalgamate or consolidate with or merge with or into any other person or convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any person by liquidation, winding-up or otherwise (in one transaction or a series of related transactions) unless: (a) either (1) RCI is the continuing corporation or (2) the person (if other than RCI) formed by such consolidation or amalgamation or into which RCI is merged or the person which acquires by conveyance, transfer, lease or other disposition the properties and assets of RCI substantially as an entirety (i) is a corporation, company, partnership or trust organized and validly existing under (A) the federal laws of Canada or the laws of any province thereof or (B) the laws of the United States or any state thereof or the District of Columbia, and (ii) assumes by operation of law or expressly assumes, by a supplemental indenture with respect to all debt securities of each series outstanding under the indenture, all of the obligations of RCI under such debt securities; and (b) immediately after giving effect to such transaction (and, to the extent applicable to any additional covenants of a particular series of debt securities, treating any debt which becomes an obligation of RCI or a subsidiary in connection with or as a result of such transaction as having been incurred at the time of such transaction), no default or event of default shall have occurred and be continuing.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which RCI is not the continuing corporation, the successor or continuing person formed or remaining will succeed to, and be substituted for, and may exercise every right and power of, RCI under the indenture, and thereafter RCI will, except in the case of a lease, be discharged from all obligations and covenants under the indenture and the outstanding debt securities of each series.

Defeasance and Covenant Defeasance of Indenture

Unless otherwise specified in the applicable prospectus supplement of a particular series of debt securities, RCI may, at its option, and at any time, elect to have the obligations of RCI (and any applicable guarantors) discharged with respect to all outstanding debt securities or all outstanding debt securities of any series. We refer to this discharge of obligations as “defeasance”. Defeasance means that RCI (and any such guarantors) will be deemed to have paid and discharged the entire indebtedness represented by the applicable outstanding debt securities and to have satisfied its other obligations under the indenture with respect to those debt securities, except for (i) the rights of holders of such outstanding debt securities to receive, solely from the trust fund described in the paragraph below, payments in respect of the principal of (and premium, if any) and interest on such debt securities when such payments are due, (ii) RCI’s obligations under the indenture with respect to such debt securities relating to the issuance of temporary debt securities, the registration, transfer and exchange of debt securities, the replacement of mutilated, destroyed, lost or stolen debt securities, the payment of additional amounts, the maintenance of any office or agency for payments in respect of such debt securities, the holding of money for security payments in trust and statements as to compliance with such indenture, (iii) RCI’s obligations under the indenture in connection with the rights, powers, trusts, duties and immunities of the trustee, (iv) the defeasance provisions of the indenture and (v) to the extent applicable, RCI’s right of redemption in the event of additional amounts becoming payable under certain circumstances.

In addition, RCI may, at its option and at any time, elect to be released from its obligations (and to release any applicable guarantors from their obligations) with respect to certain covenants in respect of any series of debt securities under the indenture (including those described in “— Mergers, Amalgamations and Sales of Assets by RCI”) and any and all additional and different covenants identified in the applicable prospectus supplement of such series of debt securities (unless otherwise indicated in such prospectus supplement) (“covenant defeasance”) and any omission to comply with such obligations thereafter shall not constitute a default or an event of default with respect to that series of debt securities.

In order to exercise either defeasance or covenant defeasance, (i) RCI must irrevocably deposit with the trustee, in trust, cash in the currency or currencies in which such debt securities are payable, certain government obligations, or a combination thereof in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or chartered accountants, to pay the principal of (and premium, if any, on) and interest on the outstanding debt securities of such series on the stated maturity (or redemption date, if applicable) of such principal (and premium, if any) or installment of interest; (ii) in the case of defeasance, RCI shall have delivered to the trustee an opinion of counsel in the United States stating that (x) RCI has received from, or there has been published by, the Internal Revenue Service a ruling or (y) since the date of the applicable supplemental indenture with respect to a series of debt securities, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, RCI shall have delivered to the trustee an opinion of counsel in the United States to the effect that the holders of the outstanding debt securities of such series will not recognize income, gains or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) in the case of defeasance or covenant defeasance, RCI shall have delivered to the trustee an opinion of counsel in Canada to the effect that holders of the outstanding debt securities of such series will not recognize income, gain or loss for Canadian federal or provincial income tax or other tax (including withholding tax) purposes as a result of such defeasance or covenant defeasance, as applicable, and will be subject to Canadian federal or provincial income tax and other tax (including withholding tax) on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance, as applicable, had not occurred (which condition may not be waived by any holder or the trustee); and (v) RCI must comply with certain other conditions.

Modification and Waiver

Modifications and amendments to the base indentures, including to any supplemental indenture relating to a series of debt securities, or the particular terms and conditions of any series of debt securities may be made by RCI (and any applicable guarantors) and the trustee, and will be made by the trustee on the request of RCI, with the consent of the holders of not less than a majority in aggregate principal amount of outstanding debt securities of each such series issued under the indenture to which such modification or amendment will apply; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security of such series affected thereby: (i) change the stated maturity of the principal of, or any installment of interest on, any such debt security, or reduce the principal amount thereof or the rate of interest thereon, or reduce the redemption price thereof, or change the coin or currency in which any such debt security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the stated maturity thereof (or, in the case of redemption, on or after the applicable redemption date); (ii) reduce the percentage in principal amount of outstanding debt securities of such series, the consent of whose holders is necessary to amend or waive compliance with certain provisions of the base indenture or the supplemental indenture applicable to such series or to waive certain defaults; or (iii) modify any of the provisions relating to the modification or amendment of the base indenture or the particular terms and conditions of such series which provisions require the consent of holders of outstanding debt securities of such series or relating to the waiver of past defaults, except to increase the percentage of outstanding debt securities of such series the consent of whose holders is required for such actions or to provide that certain other provisions of the base indenture or the supplemental indenture applicable to such series cannot be modified or waived without the consent of the holder of each debt security of such series affected thereby.

In addition, modifications and amendments to the base indentures or the particular terms and conditions of any series of debt securities may be made by RCI (and any applicable guarantors) and the trustee without the consent of any holders of debt securities in order to, among other things, (i) provide certain additional rights or benefits to the holders of any series of debt securities, (ii) cure any ambiguity or correct or supplement any defective or inconsistent provision or make any other change to the indenture or a series of debt securities, provided, in each case, that such modification or amendment does not adversely affect the interests of the holders of debt securities of any such series in any material respect, and (iii) give effect to any direction or other act of the holders of a series of debt securities permitted to be given, made or taken under the indenture.

Any modification or amendment to the indenture or the particular terms and conditions of a series of debt securities that is permitted or authorized for a particular series will be binding on all holders of debt securities of that series notwithstanding whether a particular holder has approved it and, except as otherwise provided in any required approval for such modification or amendment, regardless of whether the holders of any other affected series of debt securities has approved it.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any affected series may, on behalf of all holders of the debt securities of such series, waive RCI’s compliance with certain covenants and other provisions of the base indenture that apply to such series of debt securities and the supplemental indenture applicable to such series, including any existing default or event of default and its consequences under the base indenture and such supplemental indenture other than a default or event of default (i) in the payment of interest (or premium, if any) on, or the principal of, the debt securities of that series or (ii) in respect of a covenant or other provision that cannot be modified or amended without the consent of the holders of each outstanding debt security of that series.

Global Securities

We expect the following provisions to apply to all debt securities.

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the prospectus supplement. We expect that the following provisions will generally apply to depositary arrangements.

Upon the issuance of a global security, the depositary for such global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to the debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary (“participants”) or persons that may hold interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee with respect to interests of participants and the records of participants with respect to interests of persons other than participants.

So long as the depositary for a global security, or its nominee, is the registered owner of a global security, except as required by law, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the indenture governing those debt securities. Except as provided below, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities of the series represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of any debt securities of such series in definitive form and will not be considered the owners or holders thereof under the indenture governing such debt securities.

Payments of principal, premium, if any, and interest, if any, on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing the debt securities. None of RCI, the trustee for the debt securities or any paying agent or registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial ownership interests in the global security for the debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a global security representing the debt securities, immediately will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for the debt securities as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in street name. Such payments will be the responsibility of such participants.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue definitive debt securities of that series in exchange for the global security or securities representing that series of debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities of a series represented by one or more global securities, and, in such event, will issue definitive debt securities of that series in exchange for the global security or securities representing that series of debt securities. A global security for a series of debt securities will also be exchangeable for definitive debt securities in the event that an Event of Default in respect of such series shall occur and be continuing. If definitive debt securities are issued, an owner of a beneficial interest in a global security will be entitled to physical delivery of definitive debt securities of the series represented by that global security equal in principal amount to that beneficial interest and to have the debt securities registered in its name.

Concerning the Trustee

The Bank of New York Mellon is the trustee under the base indentures.

Governing Law

The base indentures, any supplemental indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Judgments

Since substantially all of the assets of RCI are located outside the United States, any judgment obtained in the United States against RCI, including judgments with respect to the payment of principal or redemption price on the debt securities, may not be collectible within the United States. RCI has been informed by its Canadian counsel, Davies Ward Phillips & Vineberg LLP, that, under the laws of the Province of Ontario and the federal laws of Canada applicable in that province (collectively, “Applicable Laws”), a court of competent jurisdiction in the Province of Ontario (an “Ontario Court”) would give a judgment based upon a final and conclusive in personam judgment of a court exercising jurisdiction in the State of New York for a sum certain, obtained against RCI with respect to a claim arising out of the indenture and the debt securities (a “New York Judgment”), without reconsideration of the merits (a) provided that (i) an action to enforce the New York Judgment is commenced in the Ontario Court within any applicable limitation period; (ii) the Ontario Court has discretion to stay or decline to hear an action on the New York Judgment if the New York Judgment is under appeal or there is another subsisting judgment in any jurisdiction relating to the same cause of action as the New York Judgment; (iii) the Ontario Court will render judgment only in Canadian dollars; and (iv) an action in the Ontario Court on the New York Judgment may be affected by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally; and (b) subject to the following defenses: (i) that the New York Judgment was obtained by fraud or in a manner contrary to the principles of natural justice; (ii) that the New York Judgment is for a claim which under Applicable Laws would be characterized as based on a foreign revenue, expropriatory, penal or other public law; (iii) that the New York Judgment is contrary to public policy or to an order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition

Tribunal under the Competition Act (Canada) in respect of certain judgments referred to in these statutes; or (iv) that the New York Judgment has been satisfied or is void or voidable under the laws of the State of New York.

Consent to Jurisdiction and Service

RCI has appointed CT Corporation System, 28 Liberty Street, New York, New York 10005, as its agent for service of process in any suit, action or proceeding with respect to the base indentures, including any supplemental indentures thereto or the debt securities issued thereunder, and for actions brought under federal or state laws brought in any federal or state court located in the Borough of Manhattan in The City of New York and submits to such jurisdiction.

DESCRIPTION OF PREFERRED SHARES AS A CLASS

The following describes certain special rights, privileges, restrictions and conditions attaching to the preferred shares of RCI as a class. The particular rights, privileges, restrictions and conditions attaching to a series of preferred shares offered by a prospectus supplement, and to the extent to which the special rights, privileges, restrictions and conditions described below may apply thereto, will be described in such prospectus supplement. Accordingly, for a description of the terms of a particular issue of preferred shares, reference must be made to both the applicable prospectus supplement and to the following description. Prospective investors should rely on information in the applicable prospectus supplement if it is different from the following information. The following does not purport to be complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, RCI’s articles. RCI’s articles, and not this description, will define the rights of holders of preferred shares. In this description, the term “RCI” refer to Rogers Communications Inc. and not any of its subsidiaries.

Subject to certain limitations, the board of directors of RCI may, from time to time, issue preferred shares in one or more series and may, before such issuance, fix the number of shares in such series in accordance with the Business Corporations Act (British Columbia) and may, subject to the limitations set out in RCI’s articles and the Business Corporations Act (British Columbia), determine the designation, rights, privileges, restrictions and conditions to be attached to the preferred shares of such series.

In accordance with RCI’s articles, the preferred shares of each series shall participate rateably in respect of accumulated dividends, if any, if any fixed cumulative dividends or amounts payable on a return of capital are not paid in full in accordance with their terms, and shall be entitled to preference over the Class A Voting Shares and the Class B Non-Voting Shares of RCI and over any other shares ranking junior to the preferred shares with respect to priority in payment of fixed dividends, if any.

The board of directors of RCI may not attach any right, privilege, restriction or condition to any series of preferred shares that entitles, or would entitle the holder or holders of such preferred shares of any such series, to vote at any general meeting of RCI, and the preferred shares of any such series shall have no right to vote at any general meeting of RCI.

EARNINGS COVERAGE

The information presented below is historical and does not give effect to (i) the issuance of securities that may be distributed pursuant to this prospectus (since the terms of such securities are not presently known), or (ii) the issuance or repayment of any other financial liabilities that have been issued or repaid subsequent to the periods presented (except, in the case of the pro forma earnings coverage ratios, as set out in pro forma financial statements contained in the Business Acquisition Report). Earnings coverage ratios adjusted to give effect to the issuance of any securities being distributed and to reflect such other adjustments as may be required by applicable Canadian securities law requirements will be presented for the prescribed periods in the applicable prospectus supplement. The earnings coverage ratios set out below do not purport to be indicative of our earnings coverage ratios for any future periods.

Earnings Coverage Ratios

The following earnings coverage ratios and associated financial information have been calculated on a consolidated basis for the 12-month periods ended December 31, 2022 and March 31, 2023 based on our financial statements for the respective periods, which have been prepared in accordance with IFRS.

	12 Months Ended December 31, 2022	12 Months Ended March 31, 2023
Earnings before borrowing costs and income taxes	$3,757 million	$1,138 million
Borrowing cost requirements(1)	$1,468 million	$442 million
Earnings coverage ratio(2)	2.56x	2.57x

(1)	Borrowing cost requirements refer to our total finance costs for the applicable period excluding interest earned.
(2)	Earnings coverage ratio refers to the ratio of (i) our earnings before borrowing costs and income taxes, and (ii) our borrowing cost requirements for the applicable period.

The above table should be read together with the Annual Financial Statements and the Interim Financial Statements, each of which is incorporated by reference in the prospectus.

Pro Forma Earnings Coverage Ratios

The following pro forma earnings coverage ratios and associated financial information are based on the historical consolidated financial statements of RCI and Shaw, as adjusted to give pro forma effect to the Shaw Transaction on the basis set out in pro forma financial statements contained in the Business Acquisition Report.

	12 Months Ended December 31, 2022	3 Months Ended March 31, 2023
Pro forma earnings before borrowing costs and income taxes(1)	$3,667 million	$1,074 million
Pro forma borrowing cost requirements(2)	$2,440 million	$742 million
Pro forma earnings coverage ratio(3)	1.50x	1.45x

(1)

Pro forma earnings before borrowing costs and income taxes adjusts earnings before borrowing costs and income taxes to give effect to the Shaw Transaction on the basis provided in the pro forma financial statements in the Business Acquisition Report. Pro forma earnings before borrowing costs and income taxes do not include interest earned.

(2)

Borrowing cost requirements refer to our total finance costs for the applicable period excluding interest earned. Pro forma borrowing cost requirements adjusts borrowing cost requirements to give effect to the Shaw Transaction on the basis provided in the pro forma financial statements in the Business Acquisition Report.

(3)

Pro forma earnings coverage ratio refers to the ratio of (i) our pro forma earnings before borrowing costs and income taxes, and (ii) our pro forma borrowing cost requirements for the applicable period.

The pro forma financial information set out above gives effect to the Shaw Transaction as if it had occurred on January 1, 2022 and is presented for illustrative purposes only. This pro forma financial information is not necessarily indicative of what our financial position or financial performance would have been had the Shaw Transaction been completed on that date. In addition, this pro forma financial information does not purport to be indicative of our earnings coverage ratios for any future periods or to project our future financial position or operating results following the completion of the Shaw Transaction and should not be taken as representative of our future consolidated results of operations or financial position. The actual financial condition and results of operations of the combined company resulting from the amalgamation of RCI and Shaw may differ from the pro forma amounts reflected herein due to a variety of factors and those differences may be material. This pro forma financial information does not reflect, among other things, (i) any cost savings, operating synergies, or revenue enhancements the combined company may achieve after closing the Shaw Transaction, or costs necessary to achieve those cost savings, operating synergies, and revenue enhancements, (ii) any costs associated with the integration of the operations of RCI and Shaw and their respective subsidiaries after closing the Shaw Transaction, or (iii) any adjustments related to the provision of transition or other services related to the Freedom Transaction.

The above table should be read together with the Annual Financial Statements and the Interim Financial Statements, as well as the Business Acquisition Report (including the consolidated financial statements of Shaw and the pro forma financial statements included therein), all of which are incorporated by reference in the prospectus.

RISK FACTORS

An investment in the securities involves risk. Before deciding whether to invest in the securities, you should consider carefully the risks described in this prospectus and the documents incorporated by reference in this prospectus (including subsequent documents incorporated by reference in this prospectus) and, if applicable, those described in a prospectus supplement relating to a specific offering of securities. Discussions of certain risks and uncertainties affecting our business are provided in the Annual Information Form, the Annual MD&A and the Interim MD&A (or, as applicable, our annual information form and our management’s discussion and analysis for subsequent periods), each of which is incorporated by reference in this prospectus. These are not the only risks and uncertainties that we face. Additional risks not presently known to us or that we currently consider immaterial may also materially and adversely affect us. If any of the events identified in these risks and uncertainties were to actually occur, our business, financial condition or results of operations could be materially harmed.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are a corporation organized under the laws of the Province of British Columbia, Canada and substantially all of our assets are located in Canada. In addition, most of our directors, substantially all of our officers and most of the experts named herein are resident outside the United States. We have appointed an agent for service of process in the United States (as set forth below), but it may be difficult for U.S. investors to effect service of process within the United States upon such directors, officers or experts to enforce against them judgments of U.S. courts based upon, among other things, the civil liability provisions of the U.S. federal securities laws. In addition, we have been advised by Davies Ward Phillips & Vineberg LLP, our Canadian counsel, that there may be some doubt whether a judgment of a U.S. court predicated solely upon civil liability provisions of United States federal securities laws would be enforceable in Ontario. We have also been advised by such counsel that there is substantial doubt whether an action could be brought in Ontario in the first instance on the basis of liability predicated solely upon United States federal securities laws.

We filed with the SEC, concurrently with this registration statement on Form F-10, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed CT Corporation System, 28 Liberty Street, New York, NY 10005, as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against us in a United States court arising out of or related to or concerning the offering of securities under this registration statement.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable prospectus supplement may describe the principal Canadian federal income tax considerations generally applicable to investors described therein of purchasing, holding and disposing of the securities offered thereunder. The applicable prospectus supplement may also describe certain U.S. federal income tax considerations generally applicable to the purchase, holding and disposition of those securities by an investor who is a United States person.

LEGAL MATTERS

Certain legal matters relating to the securities offered by this short form base shelf prospectus will be passed upon on our behalf by Davies Ward Phillips & Vineberg LLP, our Canadian counsel, and Cravath, Swaine & Moore LLP, our U.S. counsel. As of the date of this prospectus, the partners and associates of Davies Ward Phillips & Vineberg LLP, as a group, own beneficially, directly or indirectly, less than 1% of our outstanding securities of any class and less than 1% of the outstanding securities of any class of our associates or affiliates.

EXPERTS

KPMG LLP are the auditors of RCI and have confirmed that they are independent with respect to RCI within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation and regulation, and that they are independent accountants with respect to RCI under all relevant U.S. professional and regulatory standards.

The audited consolidated financial statements of Shaw as at and for the years ended August 31, 2022 and August 31, 2021, including the notes thereto, included or incorporated by reference in the Business Acquisition Report and incorporated by reference herein, have been audited by Ernst & Young LLP. Ernst & Young LLP has confirmed that, at the time of their audit, they were independent of Shaw in the context of the Rules of Professional Conduct of the Chartered Professional Accountants of Alberta and the regulations adopted by the U.S. Securities and Exchange Commission and Public Company Accounting Oversight Board (United States).

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the registration statement of which this prospectus forms a part: the documents referred to under “Documents Incorporated by Reference”; consent of KPMG LLP; consent of Ernst & Young LLP; consent of Davies Ward Phillips & Vineberg LLP; powers of attorney from directors and officers of the registrants; the indentures relating to the debt securities and the statements of eligibility of the trustee on Form T-1.

PART II

INFORMATION NOT REQUIRED TO BE

DELIVERED TO OFFEREES OR PURCHASERS

INDEMNIFICATION

Rogers Communications Inc.

Under Section 160 of the Business Corporations Act (British Columbia) (the “BCBCA”),

(a)	a director or officer of Rogers Communications Inc. (“RCI”),

(b)	a former director or officer of RCI,

(c)	a director, former director, officer or former officer of another corporation at a time when the corporation is or was an affiliate of RCI or at the request of RCI,

(d)

an individual who is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, at the request of RCI (any corporation or entity referred to in (c) or (d), an “associated corporation”; and any individual described in (a) through (d), an “eligible individual”) or

(e)	any heirs and personal or other legal representatives of an eligible individual (any person described in (e) and any eligible individual, an “eligible party”)

may be indemnified by RCI against all judgments, penalties or fines awarded or imposed or to which the eligible party may be liable in, or amounts paid in settlement of, any civil, criminal, quasi-criminal, administrative or regulatory action or proceeding or investigative action, whether current, threatened, pending or completed, in which the eligible party, by reason of an eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, RCI or an associated corporation is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or costs, charges and expenses, including legal and other fees (“expenses”) related to, any such action or proceeding (an “eligible proceeding”); and after the final disposition of an eligible proceeding, may be paid the expenses actually and reasonably incurred by the eligible party in respect of that proceeding.

Under Section 161 of the BCBCA, an eligible party must, after the final disposition of an eligible proceeding, be paid by RCI the expenses actually and reasonably incurred by the eligible party in respect of the eligible proceeding if the eligible party is wholly successful on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding, and if the eligible party has not been reimbursed for those expenses.

Under Section 162 of the BCBCA, an eligible party may be paid by RCI, as expenses are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by the eligible party in respect of that proceeding; provided that RCI must not pay such expenses unless RCI first receives from the eligible party a written undertaking that the eligible party will repay the amounts advanced if it is ultimately determined that (i) the eligible individual in relation to the subject matter of the eligible proceeding did not act honestly and in good faith with a view to the best interests of RCI or associated corporation, as the case may be, (ii) in the case of an eligible proceeding other than a civil proceeding, the eligible individual did not have reasonable grounds for believing the eligible individual’s conduct in respect of which the proceeding was brought was lawful, (iii) the eligible proceeding is brought by or on behalf of RCI or an associated corporation or (iv) in certain circumstances, RCI is or was prohibited from doing so by its articles (each of items (i) to (iv), a “statutory prohibition”).

Under Section 163 of the BCBCA, RCI must not make an indemnification or payment under Sections 160 to 162 if there is a statutory prohibition.

Under Section 164 of the BCBCA, the Supreme Court of British Columbia may, on application of RCI or an eligible party, order RCI to indemnify or to pay expenses of an eligible party, despite Sections 160 to 163 of the BCBCA.

Under the BCBCA, the articles of RCI may affect the power or obligation of RCI to give an indemnity or pay expenses to the extent that the articles prohibit giving the indemnity or paying the expenses. As indicated above, this is subject to the overriding power of the Supreme Court of British Columbia under Section 164 of the BCBCA.

The articles of RCI provide that RCI shall indemnify, and pay expenses in advance of the final disposition of a proceeding of, a director or officer or former director or officer of RCI or a person who acts or acted at RCI’s request as a director or officer, or in a similar capacity of another entity, and the heirs and personal or other legal representatives of such a person, in accordance with, and to the fullest extent and in all circumstances permitted by the BCBCA. The articles further provide that RCI may enter into indemnification agreements, including without limitation, provisions therein whereby a court order approving indemnification will be applied for, if required. The foregoing rights and powers of RCI are in addition to and not in substitution for any other rights and powers regarding indemnification, payment of expenses and insurance.

As contemplated by Section 165 of the BCBCA, RCI has purchased insurance for the benefit of its directors and officers against potential claims against them and against loss for which RCI may be required or permitted by law to indemnify such directors and officers.

RCI has entered into indemnification agreements with its directors that indemnify such persons to the maximum amount permitted by applicable law. Pursuant to these agreements, RCI has agreed to provide such persons an advance of defense costs prior to final disposition of a proceeding, subject to an obligation to repay in certain circumstances.

Rogers Communications Canada Inc.

Under the Canada Business Corporations Act (the “CBCA”), Rogers Communications Canada Inc. (“RCCI”) may indemnify a director or officer of RCCI, a former director or officer of RCCI or another individual who acts or acted at RCCI’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with RCCI or other entity and provided that the director, officer or other individual acted honestly and in good faith with a view to the best interests of RCCI, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at RCCI’s request and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, if the director, officer or other individual had reasonable grounds for believing that such individual’s conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. A director, officer or other individual referred to above is entitled to indemnification from RCCI in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with RCCI or other entity, as described above, if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and fulfilled the conditions set forth above.

The by-laws of RCCI provide that, subject to the fulfilment of (i) and (ii) below, RCCI shall indemnify a director or officer of RCCI, a former director or officer of RCCI or another individual who acts or acted at RCCI’s request as a director or officer (or an individual acting in a similar capacity) of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with RCCI or other entity. RCCI shall not indemnify an individual referred to above unless he or she: (i) acted honestly and in good faith with a view to the best interests of RCCI or, as the case may be, to the best interests of the other entity for which he or she acted as a director or officer or in a similar capacity at RCCI’s request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. RCCI shall advance monies to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. However, the individual shall repay the monies if he or she does not fulfil (i) and (ii) above. RCCI shall also indemnify the individual referred to above in such other circumstances as the CBCA or law permits or requires. Nothing in RCCI’s by-laws shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of such by-laws.

RCCI has purchased insurance against potential claims against the directors and officers of RCCI and against loss for which RCCI may be required or permitted by law to indemnify such directors and officers.

Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or persons controlling the Registrants pursuant to the foregoing provisions, the Registrants have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the U.S. Securities Act and is therefore unenforceable.

EXHIBITS INDEX

Exhibit Number	Description

4.1	Annual information form of Rogers Communications Inc. (“RCI”) for the year ended December 31, 2022, dated March 9, 2023 (incorporated by reference to Exhibit 99.1 to RCI’s Form 40-F (Commission File No. 001-10805) filed with the Commission on March 10, 2023)

4.2	Audited consolidated financial statements of RCI as at and for the years ended December 31, 2022 and 2021, together with the report of the auditors thereon (incorporated by reference to Exhibit 99.3 to RCI’s Form 40-F (Commission File No. 001-10805) filed with the Commission on March 10, 2023)

4.3	Management’s discussion and analysis for the audited consolidated financial statements of RCI as at and for the years ended December 31, 2022 and 2021 (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on March 10, 2023)

4.4	Management information circular of RCI, dated March 24, 2023, in connection with RCI’s annual meeting of shareholders held on April 26, 2023 (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on March 24, 2023)

4.5	Unaudited interim condensed consolidated financial statements of RCI as at and for the three months ended March 31, 2023 and 2022 (incorporated by reference to Exhibit 99.2 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on April 26, 2023)

4.6	Management’s discussion and analysis for the unaudited interim condensed consolidated financial statements of RCI as at and for the three months ended March 31, 2023 and 2022 (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on April 26, 2023)

4.7	Material change report, dated April 5, 2023, in respect of the acquisition of Shaw Communications Inc. and sale of Freedom Mobile Inc. to Videotron Ltd. (incorporated by reference to Exhibit 99.2 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on April 5, 2023)

4.8	Business Acquisition Report of RCI dated June 7, 2023 (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on June 8, 2023)

5.1	Consent of KPMG LLP

5.2	Consent of Ernst & Young LLP

5.3	Consent of Davies Ward Phillips & Vineberg LLP

6.1	Powers of attorney (included on the signature pages of this registration statement)

7.1	Indenture, dated as of August 6, 2008, between RCI and The Bank of New York Mellon (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on August 6, 2008)

7.2	First Supplemental Indenture, dated as of August 6, 2008, among RCI, Rogers Cable Communications Inc., Rogers Wireless Partnership and The Bank of New York Mellon (incorporated by reference to Exhibit 99.2 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on August 6, 2008)

7.3	Second Supplemental Indenture, dated as of August 6, 2008, among RCI, Rogers Cable Communications Inc., Rogers Wireless Partnership and The Bank of New York Mellon (incorporated by reference to Exhibit 99.3 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on August 6, 2008)

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7.4	Third Supplemental Indenture, dated as of March 7, 2013, among RCI, Rogers Communications Partnership and The Bank of New York Mellon (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on March 7, 2013)

7.5	Fourth Supplemental Indenture, dated as of March 7, 2013, among RCI, Rogers Communications Partnership and The Bank of New York Mellon (incorporated by reference to Exhibit 99.2 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on March 7, 2013)

7.6	Fifth Supplemental Indenture, dated as of October 2, 2013, among RCI, Rogers Communications Partnership and The Bank of New York Mellon (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on October 2, 2013)

7.7	Sixth Supplemental Indenture, dated as of October 2, 2013, among RCI, Rogers Communications Partnership and The Bank of New York Mellon (incorporated by reference to Exhibit 99.2 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on October 2, 2013)

7.8	Seventh Supplemental Indenture, dated as of March 10, 2014, among RCI, Rogers Communications Partnership and The Bank of New York Mellon (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on March 10, 2014)

7.9	Eighth Supplemental Indenture, dated as of December 8, 2015, among RCI, Rogers Communications Partnership and The Bank of New York Mellon (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on December 8, 2015)

7.10	First Amending Supplemental Indenture, dated January 1, 2016, among RCI, Rogers Cable and Data Centres Inc. (now known as Rogers Communications Canada Inc.) and The Bank of New York Mellon (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on January 20, 2016)

7.11	Ninth Supplemental Indenture, dated as of November 4, 2016, among RCI, Rogers Communications Canada Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on November 4, 2016)

7.12	Tenth Supplemental Indenture, dated as of February 8, 2018, among RCI, Rogers Communications Canada Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on February 8, 2018)

7.13	Eleventh Supplemental Indenture, dated as of April 30, 2019, among RCI, Rogers Communications Canada Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on May 1, 2019)

7.14	Twelfth Supplemental Indenture, dated as of November 12, 2019, among RCI, Rogers Communications Canada Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on November 12, 2019)

7.15	Thirteenth Supplemental Indenture, dated as of June 22, 2020, among RCI, Rogers Communications Canada Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on June 22, 2020)

7.16	Fourteenth Supplemental Indenture, dated as of March 11, 2022, among RCI, Rogers Communications Canada Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) filed with the Commission on March 11, 2022)

7.17	First Amending Supplemental Indenture to the Fourteenth Supplemental Indenture, dated as of September 1, 2022, among RCI, Rogers Communications Canada Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 99.2 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on September 1, 2022)

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7.18	Fifteenth Supplemental Indenture, dated as of March 11, 2022, among RCI, Rogers Communications Canada Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 99.2 to RCI’s Form 6-K (Commission File No. 001-10805) filed with the Commission on March 11, 2022)

7.19	First Amending Supplemental Indenture to the Fifteenth Supplemental Indenture, dated as of September 1, 2022, among RCI, Rogers Communications Canada Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 99.3 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on September 1, 2022)

7.20	Sixteenth Supplemental Indenture, dated as of March 11, 2022, among RCI, Rogers Communications Canada Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 99.3 to RCI’s Form 6-K (Commission File No. 001-10805) filed with the Commission on March 11, 2022)

7.21	First Amending Supplemental Indenture to the Sixteenth Supplemental Indenture, dated as of September 1, 2022, among RCI, Rogers Communications Canada Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 99.4 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on September 1, 2022)

7.22	Seventeenth Supplemental Indenture, dated as of March 11, 2022, among RCI, Rogers Communications Canada Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 99.4 to RCI’s Form 6-K (Commission File No. 001-10805) filed with the Commission on March 11, 2022)

7.23	First Amending Supplemental Indenture to the Seventeenth Supplemental Indenture, dated as of September 1, 2022, among RCI, Rogers Communications Canada Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 99.5 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on September 1, 2022)

7.24	Eighteenth Supplemental Indenture, dated as of March 11, 2022, among RCI, Rogers Communications Canada Inc. and The Bank of New York Mellon. (incorporated by reference to Exhibit 99.5 to RCI’s Form 6-K (Commission File No. 001-10805) filed with the Commission on March 11, 2022)

7.25	First Amending Supplemental Indenture to the Eighteenth Supplemental Indenture, dated as of September 1, 2022, among RCI, Rogers Communications Canada Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 99.6 to RCI’s Form 6-K (Commission File No. 001-10805) filed with the Commission on September 1, 2022)

7.26	Form of Indenture, between Rogers Communications Inc. and The Bank of New York Mellon, as trustee

7.27	Statement of Eligibility of the trustee on Form T-1 with respect to the Indenture, dated as of August 6, 2008

7.28	Statement of Eligibility of the trustee on Form T-1 with respect to the Form of Indenture

107.1	Filing Fee Table

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PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

Each Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

Concurrently with the filing of this registration statement, each of the Registrants is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the agent for service of any Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada on the 10th day of July, 2023.

ROGERS COMMUNICATIONS INC.
(Registrant)

By:	/s/ Anthony Staffieri
Name: Anthony Staffieri
Title: President and Chief Executive Officer

By:	/s/ Glenn Brandt
Name: Glenn Brandt
Title: Chief Financial Officer

ROGERS COMMUNICATIONS CANADA INC.
(Registrant)

By:	/s/ Anthony Staffieri
Name: Anthony Staffieri
Title: President and Chief Executive Officer

By:	/s/ Glenn Brandt
Name: Glenn Brandt
Title: Chief Financial Officer

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SIGNATURES WITH RESPECT TO ROGERS COMMUNICATIONS INC.

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Anthony Staffieri, Marisa Wyse and Glenn Brandt his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date Signed
/s/ Anthony Staffieri	Director and President and Chief Executive Officer (Principal Executive Officer)	July 10, 2023
Anthony Staffieri

/s/ Glenn Brandt	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 10, 2023
Glenn Brandt

/s/ Edward S. Rogers	Director and Chairman	July 10, 2023
Edward S. Rogers

/s/ Philip B. Lind	Director and Vice-Chairman	July 10, 2023
Philip B. Lind

/s/ Robert J. Gemmell	Lead Director	July 10, 2023
Robert J. Gemmell

/s/ Michael Cooper	Director	July 10, 2023
Michael Cooper

/s/ Ivan Fecan	Director	July 10, 2023
Ivan Fecan

/s/ Jan Innes	Director	July 10, 2023
Jan Innes

/s/ John Custance Kerr	Director	July 10, 2023
John Custance Kerr

/s/ Dr. Mohamed Lachemi	Director	July 10, 2023
Dr. Mohamed Lachemi

/s/ David A. Robinson	Director	July 10, 2023
David A. Robinson

/s/ Trevor English	Director	July 10, 2023
Trevor English

/s/ Bradley Shaw	Director	July 10, 2023
Bradley Shaw

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SIGNATURES WITH RESPECT TO ROGERS COMMUNICATIONS CANADA INC.

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Anthony Staffieri, Glenn Brandt and Marisa Wyse his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date Signed
/s/ Anthony Staffieri	President and Chief Executive Officer	July 10, 2023
Anthony Staffieri

/s/ Glenn Brandt	Director and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 10, 2023
Glenn Brandt

/s/ Marisa Wyse	Director, Chief Legal Officer, Chief Regulatory Officer and Corporate Secretary	July 10, 2023
Marisa Wyse

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of Rogers Communications Inc. and Rogers Communications Canada Inc. in the United States, in the City of Newark, State of Delaware on the 10th day of July, 2023.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

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